Press Release
FOR RELEASE: June 26, 2026

APOGEE ENTERPRISES REPORTS FISCAL 2027 FIRST QUARTER RESULTS

•First-quarter net sales of $342.7 million
•First-quarter diluted EPS of $0.54 and adjusted diluted EPS of $0.57
•Pending Kalwall acquisition on track for early July close, advancing strategy to expand into higher-growth differentiated product offerings
•Company reaffirms fiscal 2027 guidance

MINNEAPOLIS, MN, June 26, 2026 – Apogee Enterprises, Inc. (Nasdaq: APOG), a leading provider of architectural building products and services, as well as high-performance coated materials used in a variety of applications, today reported its results for the first quarter of fiscal 2027, ended May 30, 2026. The Company reported the following selected financial results:

	Three Months Ended
(Unaudited, $ in thousands, except per share amounts)	May 30, 2026	May 31, 2025	% Change
Net sales	$342,684	$346,622	(1.1)%
Operating income	$18,839	$6,931	171.8%
Operating margin	5.5%	2.0%
Net earnings	$11,535	$(2,688)	529.1%
Diluted earnings per share	$0.54	$(0.13)	515.4%
Non-GAAP Measures[1]
Adjusted EBITDA	$32,115	$34,384	(6.6)%
Adjusted EBITDA margin	9.4%	9.9%	(5.1)%
Adjusted diluted earnings per share	$0.57	$0.56	1.8%

(1)
Earnings before interest, taxes, depreciation and amortization (EBITDA), EBITDA margin, adjusted EBITDA, adjusted EBITDA margin, and adjusted diluted earnings per share (EPS) are non-GAAP financial measures. See Use of Non-GAAP Financial Measures and reconciliations to the most directly comparable GAAP measures later in this press release.

“Our results for the quarter reflect solid execution as our team effectively navigated a dynamic operating environment,” said Donald Nolan, Executive Chair and CEO. “We continued to advance our strategic priorities while maintaining strong operational performance across the business. We also maintained a disciplined capital allocation approach, returning cash to shareholders through dividends and share repurchases. In parallel, we are progressing integration planning for the pending Kalwall acquisition, which we expect to support our long-term growth strategy following its anticipated early July closing.”

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

First-Quarter Consolidated Results (First Quarter Fiscal 2027 compared to First Quarter Fiscal 2026)
•Net sales decreased 1.1% to $342.7 million, driven by lower volume, partially offset by favorable pricing as we pass on higher material and freight costs and mix.
•Gross margin rose 20 basis points to 21.9%, primarily due to price, productivity improvements including savings from Project Fortify 2, and favorable mix, partially offset by higher material and freight costs and impacts from lower volume.
•Selling, general and administrative (SG&A) expenses as a percentage of net sales decreased 330 basis points to 16.4%, primarily due to benefits from cost savings of Fortify Phase 2.
•Operating income increased to $18.8 million from $6.9 million, and operating margin increased 350 basis points to 5.5%.
•Adjusted EBITDA decreased to $32.1 million, compared to $34.4 million, and adjusted EBITDA margin decreased to 9.4%, compared to 9.9%. The decrease in adjusted EBITDA margin was primarily driven by higher material and freight costs and the impacts from lower volume, partially offset by productivity improvements and benefits from cost savings of Fortify Phase 2.
•Interest expense decreased to $2.8 million, compared to $3.8 million, primarily due to lower average debt balance.
•Diluted earnings per share (EPS) were $0.54, compared to a diluted loss per share of $0.13, and adjusted diluted EPS increased to $0.57, compared to $0.56.

First Quarter Segment Results (First Quarter Fiscal 2027 Compared to First Quarter Fiscal 2026)
Architectural Metals
Net sales declined 4.8% to $122.4 million, driven by lower volume, partially offset by favorable price and product mix. Adjusted EBITDA was $13.7 million, or 11.2% of net sales, compared to $9.4 million, or 7.3% of net sales. The higher adjusted EBITDA margin was primarily driven by favorable mix and improved productivity and cost savings from Fortify Phase 2, partially offset by the impact from lower volume and the net impact from higher aluminum costs.
Architectural Services
Net sales increased 8.2% to $115.2 million, primarily due to increased volume. Adjusted EBITDA was $6.1 million, or 5.3% of net sales, compared to $6.1 million, or 5.7% of net sales. The slight decrease in adjusted EBITDA margin was primarily driven by project mix, mostly offset by benefits from actions of Project Fortify 2 to reduce the impact of tariffs and the impact from increased volume. Segment backlog1 at the end of the quarter was $734.5 million compared to $682.9 million at the end of fiscal year 2026.
Architectural Glass
Net sales declined 7.6% to $67.7 million, driven by lower price and volume, partially offset by favorable mix. Adjusted EBITDA was $5.9 million, or 8.7% of net sales, compared to $13.4 million, or 18.3% of net sales. The decrease in adjusted EBITDA margin was primarily driven by the impact of lower price, volume, and inflation of material costs.
Performance Surfaces
Net sales increased 4.9% to $44.3 million due to increased volume and favorable price. Adjusted EBITDA was $6.6 million, or 14.8% of net sales compared to $8.0 million, or 18.8% of net sales. The decrease in adjusted
1 Backlog is a non-GAAP financial measure. See Use of Non-GAAP Financial Measures later in this press release for more information.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

EBITDA margin was primarily driven by the net impact of higher material and freight costs, partially offset by productivity.
Corporate and Other
Corporate and other adjusted EBITDA was an expense of $0.2 million, compared to $2.4 million in the prior year, primarily due to an insurance-related benefit.
Financial Condition
Net cash provided by operating activities in the first quarter was $7.4 million, compared to $19.8 million net cash used by operating activities in the prior year period.
The Company returned $15.3 million of cash to shareholders, through $9.7 million of share repurchases and $5.6 million of dividends.
Quarter-end long-term debt slightly increased to $237.4 million, bringing the Consolidated Leverage Ratio2 (as defined in the Company’s credit agreement) to 1.3x at the end of the quarter.
Fiscal 2027 Outlook
Based on current macroeconomic conditions and excluding any impacts from the pending Kalwall acquisition, the Company continues to expect net sales to be in the range of $1.38 billion to $1.43 billion and adjusted diluted EPS in the range of $2.70 to $3.25. The Company’s outlook also continues to assume interest expense of approximately $10 million, an adjusted effective tax rate of 26% to 27%, and capital expenditures between $35 million and $40 million.
Assuming the pending Kalwall acquisition closes in early July, the Company expects net sales in the range of $1.43 billion to $1.48 billion. While the acquisition is expected to be accretive to adjusted diluted EPS, it is not expected to materially change the Company’s fiscal 2027 adjusted diluted EPS outlook of $2.70 to $3.25. The Company also expects interest expense to be approximately $14 million, an adjusted effective tax rate of 26% to 27%, and capital expenditures between $35 million and $40 million.
Conference Call Information
The Company will host a conference call today at 8:00 a.m. Central Time to discuss this earnings release. This call will be webcast and is available in the Investor Relations section of the Company’s website, along with presentation slides, at https://www.apog.com/events-and-presentations. A replay and transcript of the webcast will be available on the Company’s website following the conference call.
About Apogee Enterprises
Apogee Enterprises, Inc. (Nasdaq: APOG) is a leading provider of architectural building products and services, as well as high-performance coated materials used in a variety of applications. Headquartered in Minneapolis, MN, our portfolio of industry-leading products and services includes architectural glass, windows, curtainwall, storefront and entrance systems, integrated project management and installation services, and high-performance coatings that provide protection, innovative design, and enhanced performance. For more information, visit www.apog.com.
Use of Non-GAAP Financial Measures
Management uses non-GAAP measures to evaluate the Company’s historical and prospective financial performance, measure operational profitability on a consistent basis, as a factor in determining executive compensation, and to provide enhanced transparency to the investment community. Non-GAAP measures should be viewed in addition to, and not as a substitute for, the reported financial results of the Company prepared in accordance with GAAP. Other companies may calculate these measures differently, limiting the usefulness of the measures for comparison with other companies. This release and other financial communications may contain the following non-GAAP measures:
2 Consolidated Leverage Ratio is a non-GAAP financial measure. See Use of Non-GAAP Financial Measures later in this press release for more information.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

•Adjusted net earnings and adjusted diluted EPS are used by the Company to provide meaningful supplemental information about its operating performance by excluding amounts that the Company does not consider to be part of core operating results, to enhance comparability of results from period to period. The Company is unable to provide a quantitative reconciliation of its forward-looking adjusted diluted EPS guidance to the most directly comparable GAAP measure without unreasonable effort because it cannot reliably predict the timing and magnitude of certain items, including acquisition-related costs, integration costs, restructuring-related items, and other discrete items that could materially affect GAAP results.
•Adjusted EBITDA represents adjusted net earnings before interest, taxes, depreciation, and amortization. The Company uses adjusted EBITDA and adjusted EBITDA margin to assess segment performance and make decisions about the allocation of operating and capital resources by analyzing recent results, trends, and variances of each segment in relation to forecasts and historical performance.
•Consolidated Leverage Ratio is calculated as Consolidated Funded Indebtedness minus Unrestricted Cash at the end of the current period, divided by Consolidated EBITDA. All capitalized and undefined terms used in this bullet and not otherwise defined herein are defined in the Company’s credit agreement dated July 19, 2024, which is included as an exhibit to the Company’s most recent Annual Report on form 10-K. The Company is unable to present a quantitative reconciliation of forward-looking expected Consolidated Leverage Ratio to its most directly comparable forward-looking GAAP financial measure without unreasonable effort because management cannot reliably predict all the necessary components of that GAAP measure. In addition, the Company believes such reconciliation could imply a degree of precision that would be confusing or misleading to investors.
•Backlog is defined as the dollar amount of signed contracts or firm orders, generally as a result of a competitive bidding process, which is expected to be recognized as revenue. Backlog is an operating measure used by management to assess future potential sales revenue. It is most meaningful for the Architectural Services segment, due to the longer-term nature of their projects. Backlog is not a term defined under U.S. GAAP and is not a measure of contract profitability. Backlog should not be used as the sole indicator of future revenue because the Company has a substantial number of projects with short lead times that book-and-bill within the same reporting period that are not included in backlog.
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. The words “may,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “forecast,” “project,” “should,” “will,” “continue,” and similar expressions are intended to identify “forward-looking statements”. These statements reflect Apogee management’s expectations or beliefs as of the date of this release. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are qualified by factors that may affect the results, performance, financial condition, prospects and opportunities of the Company, including the following: (A) North American and global economic conditions, including the cyclical nature of the North American and Latin American non-residential construction industries, which may adversely affect demand for the Company’s products and services; (B) U.S. and global instability and uncertainty arising from events outside of our control; (C) actions of new and existing competitors; (D) departure of key personnel and ability to source sufficient labor; (E) product performance, reliability and quality issues; (F) project management and installation issues that could affect the profitability of individual contracts; (G) financial and operating results that could differ from market expectations; (H) self-insurance risk related to a material product liability or other events for which the Company is liable; (I) maintaining our information technology systems and potential cybersecurity threats; (J) cost of regulatory compliance, including environmental regulations; (K) supply chain disruptions, including fluctuations in the availability and cost of materials used in our products and the impact of trade policies and regulations, including existing and potential future tariffs; (L) the ability to complete announced acquisitions on expected terms and timing; the successful integration and future operating performance of acquired businesses; and the ability to achieve anticipated benefits, including cost synergies, within expected timeframes; (N) our ability to successfully manage and

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

implement our enterprise strategy; (O) our ability to maintain effective internal controls over financial reporting; (P) our judgments regarding accounting for tax positions and resolution of tax disputes; (Q) the impacts of cost inflation and interest rates; and (R) the impact of changes in capital and credit markets on our liquidity and cost of capital. These factors are not exhaustive. Additional factors that could cause actual results to differ materially from those described in the forward-looking statements may emerge from time to time, and it is not possible for the Company to predict all such factors or assess the impact of each factor, or any combination of factors, on the Company’s business. More information concerning these and other risks is included in the Company’s Annual Report on Form 10-K and in subsequent filings with the U.S. Securities and Exchange Commission.

Contact
Jeremy Steffan
Vice President, Investor Relations & Communications
952.346.3502
ir@apog.com

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.
Consolidated Statements of Income
(Unaudited)

	Three Months Ended
(In thousands, except per share amounts)	May 30, 2026	May 31, 2025	% Change
Net sales	$342,684	$346,622	(1.1)%
Cost of sales	267,654	271,497	(1.4)%
Gross profit	75,030	75,125	(0.1)%
Selling, general and administrative expenses	56,191	68,194	(17.6)%
Operating income	18,839	6,931	171.8%
Interest expense, net	2,834	3,846	(26.3)%
Other expense, net	73	682	(89.3)%
Earnings before income taxes	15,932	2,403	563.0%
Income tax expense	4,397	5,091	(13.6)%
Net earnings (loss)	$11,535	$(2,688)	529.1%

Basic earnings (loss) per share	$0.55	$(0.13)	523.1%
Diluted earnings (loss) per share	$0.54	$(0.13)	515.4%
Weighted average basic shares outstanding	21,045	21,338	(1.4)%
Weighted average diluted shares outstanding	21,312	21,338	(0.1)%
Cash dividends per common share	$0.27	$0.26	3.8%

% of Sales
Gross margin	21.9%	21.7%
Selling, general and administrative expenses	16.4%	19.7%
Operating margin	5.5%	2.0%

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.
Consolidated Condensed Balance Sheets
(Unaudited)
(In thousands)	May 30, 2026	February 28, 2026
Assets
Current assets
Cash and cash equivalents	$26,434	$39,523
Receivables, net	192,204	198,516
Inventories, net	101,803	98,059
Contract assets	59,344	59,512
Other current assets	50,619	43,823
Total current assets	430,404	439,433
Property, plant and equipment, net	247,763	255,032
Operating lease right-of-use assets	45,633	48,736
Goodwill	236,647	236,744
Intangible assets, net	108,592	111,261
Other non-current assets	32,420	31,139
Total assets	$1,101,459	$1,122,345
Liabilities and shareholders' equity
Current liabilities
Accounts payable	$86,166	$105,478
Accrued compensation and benefits	30,435	39,667
Contract liabilities	68,265	60,903
Operating lease liabilities	14,737	14,729
Other current liabilities	45,002	46,079
Total current liabilities	244,605	266,856
Long-term debt	237,411	232,279
Non-current operating lease liabilities	35,780	39,375
Non-current self-insurance reserves	26,439	24,914
Other non-current liabilities	45,205	47,127
Total shareholders’ equity	512,019	511,794
Total liabilities and shareholders’ equity	$1,101,459	$1,122,345

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.
Consolidated Statement of Cash Flows
(Unaudited)
	Three Months Ended
	May 30, 2026	May 31, 2025
(In thousands)
Operating Activities
Net earnings	$11,535	$(2,688)
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	12,579	12,436
Share-based compensation	2,309	2,300
Deferred income taxes	1,333	2,496
Impairment of long-lived assets	—	7,418
Non-cash lease expense	2,981	3,738
Other, net	(40)	1,622
Changes in operating assets and liabilities:
Receivables	6,339	(3,938)
Inventories	(3,699)	(11,255)
Contract assets	113	2,596
Accounts payable	(15,638)	1,103
Accrued compensation and benefits	(9,225)	(16,639)
Contract liabilities	7,312	8,104
Operating lease liability	(3,430)	(3,643)
Accrued income taxes	1,189	1,698
Other current assets and liabilities	(6,228)	(25,130)
Net cash provided by (used in) operating activities	7,430	(19,782)
Investing Activities
Capital expenditures	(6,289)	(7,167)
Purchases of marketable securities	(4,637)	—
Other, net	1,157	185
Net cash used by investing activities	(9,769)	(6,982)
Financing Activities
Proceeds from revolving credit facilities	33,000	59,000
Repayment on revolving credit facilities	(25,000)	(33,000)
Repayment of term loans	(2,867)	—
Repurchase of common stock	(9,654)	—
Dividends paid	(5,630)	(5,520)
Other, net	(995)	(2,835)
Net cash (used by) provided by financing activities	(11,146)	17,645
Effect of exchange rates on cash	396	502
Decrease in cash and cash equivalents	(13,089)	(8,617)
Cash and cash equivalents at beginning of period	39,523	41,448
Cash and cash equivalents at end of period	$26,434	$32,831

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.
Business Segment Information
(Unaudited)
	Three Months Ended
(In thousands)	May 30, 2026	May 31, 2025	% Change
Segment net sales
Architectural Metals	$122,443	$128,624	(4.8)%
Architectural Services	115,237	106,505	8.2%
Architectural Glass	67,712	73,273	(7.6)%
Performance Surfaces	44,324	42,250	4.9%
Intersegment eliminations	(7,032)	(4,030)	74.5%
Net sales	$342,684	$346,622	(1.1)%
Segment adjusted EBITDA
Architectural Metals	$13,699	$9,366	46.3%
Architectural Services	6,137	6,067	1.2%
Architectural Glass	5,894	13,417	(56.1)%
Performance Surfaces	6,578	7,959	(17.4)%
Corporate and other	(193)	(2,425)	(92.0)%
Adjusted EBITDA	$32,115	$34,384	(6.6)%
Segment adjusted EBITDA margins
Architectural Metals	11.2%	7.3%
Architectural Services	5.3%	5.7%
Architectural Glass	8.7%	18.3%
Performance Surfaces	14.8%	18.8%
Adjusted EBITDA margin	9.4%	9.9%
•Segment net sales is defined as net sales of the segment including revenue related to intersegment transactions.
•Intersegment net sales eliminations are presented separately to exclude these sales from our consolidated total.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.
Reconciliation of Non-GAAP Financial Measures
Adjusted EBITDA and Adjusted EBITDA Margin
(Unaudited)
	Three Months Ended May 30, 2026
(In thousands)	Architectural Metals	Architectural Services	Architectural Glass	Performance Surfaces	Corporate and Other	Consolidated
Net earnings (loss)	$9,759	$5,372	$2,496	$2,628	$(8,720)	$11,535
Interest expense (income), net	386	(33)	(172)	—	2,653	2,834
Income tax expense	—	—	71	—	4,326	4,397
Depreciation and amortization	3,554	798	3,499	3,950	778	12,579
EBITDA	13,699	6,137	5,894	6,578	(963)	31,345
Acquisition-related costs (1)	—	—	—	—	770	770
Adjusted EBITDA	$13,699	$6,137	$5,894	$6,578	$(193)	$32,115

EBITDA margin	11.2%	5.3%	8.7%	14.8%	N/M	9.1%
Adjusted EBITDA margin	11.2%	5.3%	8.7%	14.8%	N/M	9.4%

	Three Months Ended May 31, 2025
(In thousands)	Architectural Metals	Architectural Services	Architectural Glass	Performance Surfaces	Corporate and Other	Consolidated
Net earnings (loss)	$3,669	$(6,193)	$10,202	$4,132	$(14,498)	$(2,688)
Interest expense (income), net	457	(52)	(145)	—	3,586	3,846
Income tax expense	(44)	(8)	90	—	5,053	5,091
Depreciation and amortization	3,813	1,072	3,270	3,550	731	12,436
EBITDA	7,895	(5,181)	13,417	7,682	(5,128)	18,685
Acquisition-related costs (1)	—	—	—	277	72	349
Restructuring costs (2)	1,471	11,248	—	—	2,631	15,350
Adjusted EBITDA	$9,366	$6,067	$13,417	$7,959	$(2,425)	$34,384

EBITDA margin	6.1%	(4.9%)	18.3%	18.2%	(1.5%)	5.4%
Adjusted EBITDA margin	7.3%	5.7%	18.3%	18.8%	(0.7%)	9.9%

(1)	Acquisition-related costs associated with the pending Kalwall acquisition in fiscal 2027 and the UW Solutions acquisition in fiscal 2026, respectively, which management does not consider reflective of core operating performance for the periods presented.
(2)	Restructuring costs related to Project Fortify Phase 2, including $7.4 million of asset impairment charges in fiscal 2026.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.
Reconciliation of Non-GAAP Financial Measures
Adjusted net earnings and adjusted diluted earnings per share
(Unaudited)

	Three Months Ended
(In thousands)	May 30, 2026	May 31, 2025
Net earnings	$11,535	$(2,688)
Acquisition-related costs (1)	770	349
Restructuring costs (2)	—	15,350
Income tax impact on above adjustments (3)	(188)	(1,161)
Adjusted net earnings	$12,117	$11,850

	Three Months Ended
	May 30, 2026	May 31, 2025
Diluted earnings per share	$0.54	$(0.13)
Acquisition-related costs (1)	0.04	0.02
Restructuring costs (2)	—	0.72
Income tax impact on above adjustments (3)	(0.01)	(0.05)
Adjusted diluted earnings per share	$0.57	$0.56
Weighted average diluted shares outstanding	21,312	21,338

(1)	Acquisition-related costs associated with the pending Kalwall and UW Solutions acquisitions in fiscal 2027 and the UW Solutions acquisition in fiscal 2026, respectively, which management does not consider reflective of core operating performance for the periods presented.
(2)	Restructuring costs related to Project Fortify Phase 2, including $7.4 million of asset impairment charges in fiscal 2026.
(3)	Income tax impact reflects the estimated blended statutory tax rate for the jurisdictions in which the charge or income occurred.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com